Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the registration statements (Nos. 333-100648 and 333-61862) on Form S-3 and (Nos. 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425 and 333-04131) on Form S-8 of ScanSoft, Inc. of our report dated January 24, 2005 with respect to the consolidated financial statements of Rhetorical Group PLC as of and for the nine months ended September 30, 2004 and as of and for the year ended December 31, 2003, which report appears in the Form 8-K/A of ScanSoft, Inc. dated February 18, 2005.

/s/ BDO Stoy Hayward LLP

Glasgow, U.K.
February 18, 2005